SCHEDULE 14A

                          SCHEDULE 14A INFORMATION

                 PROXY STATEMENT PURSUANT TO SECTION 14(A)
                   OF THE SECURITIES EXCHANGE ACT OF 1934

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        Rule 14a-6(e)(2))
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                        WILLAMETTE INDUSTRIES, INC.

                          -----------------------

              (Name of Registrant as Specified in its Charter)
                          -----------------------

                            WEYERHAEUSER COMPANY

  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                                [Weyerhaeuser Company logo]

NEWS RELEASE


For Immediate Release

                       WEYERHAEUSER DISAPPOINTED WITH
              WILLAMETTE REJECTION OF $50 PER SHARE CASH OFFER

              URGES SHAREHOLDERS TO SEND MESSAGE TO WILLAMETTE
               BOARD BY VOTING TO ELECT WEYERHAEUSER NOMINEES

FEDERAL WAY, Wash., May 9, 2001 - Weyerhaeuser Company (NYSE: WY) today issued the following statement in response to Willamette Industries' (NYSE: WLL) announcement that its board of directors has recommended that its shareholders reject Weyerhaeuser's increased cash tender offer to acquire all of Willamette's outstanding common stock for $50 per share:

"We are disappointed that the Willamette board has rejected our fully financed $50 per share all cash tender offer and continues to refuse to discuss our offer. Now is the time for Willamette to negotiate the highest value for shareholders, as further delay will only impair the price Weyerhaeuser is ultimately willing to pay to acquire Willamette.

"We remain focused on the June 7th Willamette annual meeting, at which time Willamette shareholders will be able to make their voice heard in a manner that cannot be ignored by the Willamette board of directors. We urge Willamette shareholders to consider that their management has never explained how or when it would deliver value superior to our premium offer on a stand-alone basis. By voting to elect the Weyerhaeuser director nominees, the Willamette shareholders can deliver a strong message to their board of directors that they want superior value for their shares now."

IMPORTANT INFORMATION

Company Holdings, Inc. ("CHI"), a wholly owned subsidiary of Weyerhaeuser Company, has commenced a tender offer for all the outstanding shares of common stock of Willamette Industries, Inc. at $50.00 per share, net to the seller in cash, without interest. The offer currently is scheduled to expire at 12:00 midnight, New York City time, on Friday, May 18, 2001. CHI may extend the offer. If the offer is extended, CHI will notify the depositary for the offer and issue a press release announcing the extension on or before 9:00 a.m. New York City time on the first business day following the date the offer was scheduled to expire.

Weyerhaeuser Company, one of the world's largest integrated forest products companies, was incorporated in 1900. In 2000, sales were $16 billion. It has offices or operations in 17 countries, with customers worldwide. Weyerhaeuser is principally engaged in the growing and harvesting of timber; the manufacture, distribution and sale of forest products; and real estate construction, development and related activities. Additional information about Weyerhaeuser's businesses, products and practices is available at www.weyerhaeuser.com.

Today's news release, along with other news about Weyerhaeuser, is available on the Internet at www.weyerhaeuser.com.

Weyerhaeuser contacts:

ANALYSTS                                                    MEDIA
Kathryn McAuley       Joele Frank / Jeremy Zweig            Bruce Amundson
Weyerhaeuser          Joele Frank, Wilkinson                Weyerhaeuser
(253) 924-2058        Brimmer Katcher                       (253) 924-3047
                      (212) 355-4449